Exhibit 99.1

Ebix Announces The Supreme Court of Delaware Affirms Motion To Dismiss

JOHNS CREEK, Ga., April 13, 2022(GLOBE NEWSWIRE) — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance and healthcare industries today announced that the Supreme Court of Delaware has upheld the ruling of the Delaware Chancery Court that had ruled against India-based travel agency platform Yatra.

The original ruling, a motion to dismiss, was issued on August 30, 2021 by the Vice Chancellor Joseph R. Slights of the Delaware Chancery Court, on the suit filed by Yatra Online, Inc. in June 2020. Yatra had appealed against the 2021 ruling and urged the Supreme Court of the state of Delaware for a reversal of the ruling.

About Ebix, Inc.

With approximately 200 offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide on-demand software and e-commerce services to the insurance, financial services, travel, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also, providing Software-as-a-Service (“SaaS”) enterprise solutions in the area of CRM, front-end & back-end systems, outsourced administration and risk compliance services, around the world.

With a “Phygital” strategy that combines over 650,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio of software and services encompasses domestic and international money remittance, foreign exchange (Forex), travel, pre-paid gift cards, utility payments, lending and wealth management across 75+ countries including India. EbixCash’s Forex operations is a leader in India’s airport Forex business, with operations in approximately 16 international airports, including Delhi, Mumbai, Mumbai, Hyderabad, Chennai and Kolkata, combined conducting over $4.8 billion in gross transaction value per year (pre-COVID-19). EbixCash’s inward remittance business in India processed approximately $5 billion in gross annual remittance volume (pre-COVID-19) and is the clear market leader. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges with over 517,000 agents and approximately 17,900 registered corporate clients, combined having processed an estimated $2.5 billion in gross merchandise value per year (pre-COVID-19). EbixCash’s financial technologies business offers software solutions at the enterprise level for banks, asset and wealth management companies and trust companies within India, Southeast Asia, the Middle East and Africa. The EbixCash’s e-learning solutions are provided to schools across the breadth of India via high quality 2-D and 3-D animation and multimedia learning. EbixCash’s business process outsourcing services provide information technology and call center services to a variety of industries.

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

CONTACT:

Darren Joseph

678-281-2027 or IR@ebix.com

David Collins or Chris Eddy